Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 17, 2014, in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-208288) and related Prospectus of Five Star Quality Care, Inc. for the registration of debt securities, common shares, preferred shares, depositary shares and warrants.

/s/ Ernst & Young LLP

Boston, Massachusetts

February 3, 2016